Suite 1120, Cathedral Place,
925 West Georgia Street
Vancouver, British Columbia,
Canada V6C 3L2
Tel: (604) 687-6600
Toll Free: 1-888-411-GOLD
Fax: (604) 687-3932
Email: info@aurizon.com
www.aurizon.com
Toronto Stock Exchange Ticker Symbol ARZ NYSE MKT Ticker Symbol AZK U.S. Registration (File 001-31893) News Release Issue No. 02 - 2013

March 11, 2013
FOR IMMEDIATE RELEASE

AURIZON TAKES STEPS TO ENSURE EQUAL TREATMENT OF ALL SHAREHOLDERS

Vancouver, BC, March 11, 2013 -- The Board of Directors of Aurizon Mines Ltd. (TSX:ARZ) (NYSE MKT:AZK) announced today that it has adopted a new shareholder rights plan (the “New Rights Plan”).

The purpose of the New Rights Plan is to ensure equal treatment for all shareholders in connection with any transaction to acquire control of Aurizon. Concerns regarding potential unequal treatment of Aurizon shareholders have arisen because of the March 6, 2013 waiver by Alamos Gold Inc. (“Alamos”) of the 66T% minimum tender condition to its unsolicited take-over bid (the “Alamos Bid”). Of particular concern to Aurizon’s Board of Directors are Alamos’ public statements that it has waived its minimum tender condition and anticipates acquiring a sufficient number of additional shares of Aurizon to defeat the arrangement transaction with Hecla. In an interview given to Business News Network on March 5, 2013, John McCluskey, the President and CEO of Alamos said “We extended our offer in order to take up the maximum number of shares that we can in order to block that arrangement from going through.” Based on these public statements by Alamos, Alamos is attempting to deprive Aurizon’s shareholders of the opportunity to consider and choose any transaction other than the Alamos bid. The Board of Directors of Aurizon concluded that there is a substantial risk that Aurizon shareholders may be coerced into tendering to the financially inferior offer by Alamos in order to avoid being left as minority shareholders in a company controlled by Alamos.

George Brack, Chairman of the Special Committee of the Board of Directors said “The changes to Alamos’ bid and public statements of their intent make it clear that Alamos simply wants to impede shareholder choice by denying Aurizon’s shareholders any opportunity to consider other transactions such as the Hecla arrangement. The New Rights Plan does not prevent Alamos or any other party from making a better offer. It simply ensures that Aurizon’s shareholders will have an opportunity to make a choice.”

The New Rights Plan will terminate on the earliest of (a) the date that is two Business Days after the meeting of Aurizon shareholders to approve the Arrangement; (b) the date that more than 50% of the outstanding common shares held by shareholders (other than the bidder and its affiliates) have been deposited or tendered to a bid and not withdrawn; (c) the date that is two Business Days after the Arrangement Agreement is terminated in accordance with its terms; and (d) June 30, 2013.

The net effect is that unless more than 50% of the Aurizon shares (excluding shares held by Alamos) are tendered to the Alamos Bid, the New Rights Plan will remain in place until the Aurizon shareholders have had an opportunity to vote on the Arrangement or until the Arrangement has been terminated for any reason, including in the event that Aurizon receives a superior proposal that is not matched by Hecla in accordance with the terms of the Arrangement.

While the New Rights Plan is immediately effective, it remains subject to regulatory approval. A copy of the New Rights Plan will be filed today and will be available at www.sedar.com, www.aurizon.com/maximizevalue and as part of the registration statement on Form 8-A to be filed by Aurizon and available at www.sec.gov.

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Aurizon Takes Steps to Ensure Equal Treatment of All Shareholders

How to Withdraw Shares from the Alamos Offer

Shareholders who have questions or who may have already tendered their shares to the Alamos Offer and wish to withdraw them, may do so by contacting our Information Agent, Georgeson Toll Free (North America): 1-888-605-7616, Outside North America Call Collect: 1-781-575-2422 or Email: askus@georgeson.com.

This news release contains forward-looking information (as defined in the Securities Act (British Columbia)) and forward-looking statements (collectively, “forward-looking statements”) that are prospective in nature. All statements other than statements of historical fact may be forward-looking statements. In this news release, such forward-looking statements include statements regarding the effect of a shareholder rights plan. These forward-looking statements are based on a number of assumptions, including assumptions regarding the Alamos Offer; the New Rights Plan becoming effective as planned. Although management of Aurizon believes that the assumptions made and the expectations represented by such statements are reasonable, there can be no assurance that a forward-looking statement herein will prove to be accurate. Actual results and developments may differ materially from those expressed or implied by the forward-looking statements contained in this news release and even if such actual results and developments are realized or substantially realized, there can be no assurance that they will have the expected consequences or effects. Factors which could cause actual results to differ materially from current expectations include those risks set forth in Aurizon's Annual Information Form dated March 30, 2012. You should not place undue reliance on any forward-looking statements contained in this news release. Aurizon specifically disclaims any obligation to reissue or update these forward-looking statements as a result of new information or events after the date hereof, except as may be required by law.

About Aurizon

Aurizon is a gold producer with a growth strategy focused on developing its existing projects in the Abitibi region of north-western Quebec, one of the world's most favourable mining jurisdictions and prolific gold and base metal regions, and by increasing its asset base through accretive transactions. Aurizon shares trade on the Toronto Stock Exchange under the symbol "ARZ" and on the NYSE MKT under the symbol "AZK". Additional information on Aurizon and its properties is available on Aurizon's website at www.aurizon.com.

Media Contact:

Longview Communications

Trevor Zeck (604) 375-5941 or Nick Anstett (416) 649-8008

Investor Contact:
Jennifer North, Manager Investor Relations
Aurizon Mines Ltd.

Investor Relations: jennifer.north@aurizon.com

Telephone: 604-687-6600 Fax: 604-687-3932

Toll Free: 1-800-411-GOLD (4653)

Email: info@aurizon.com Website: www.aurizon.com